Exhibit 10.5

PROMISSORY NOTE

Las Vegas, Nevada
$1,050,000 (U.S.)	Issue Date: December 16, 2024

FOR VALUE RECEIVED, this Promissory Note (this “Note”) is made and entered into as of December 16, 2024 (the “Effective Date”) by 1847 CMD Inc, a Delaware corporation (the “Borrower”) in favor of The CD Trust, dated October 18, 2021 or its assigns (the “Lender”) in connection with that certain Amended and Restated Stock and Membership Interests Purchase Agreement by and among Borrower and Lender dated as of December 5, 2024 (the “Purchase Agreement”), pursuant to which Borrower promises to pay to Lender the outstanding principal balance and accrued and unpaid interest under the Note pursuant to the terms of this Note.

1. Terms of Note and Payment. Borrower hereby promises to pay to the order of Lender the sum of One Million Fifty Thousand Dollars ($1,050,000) US (the “Principal”) without interest except in the case of default and which principal and any interest payments and all other amounts due and payable on this Note on or before February 16, 2025 (the “Maturity Date”). On the Maturity Date, all interest accrued and unpaid and the outstanding principal balance, and all other charges (including but not limited to Late Charges), costs and fees, with interest thereon, shall be due and payable in full. Each payment will be applied first to charges (including but not limited to Late Charges, costs and fees, then to accrued Interest and then to Principal.

2. Place of Payment. The Payments shall be made (i) One Million Dollars ($1,000,000) plus any other amounts due and payable under the Note other than as set forth in (ii)to Lender at 82 Badwater Basin Street, Las Vegas, Nevada 89138 or at such other address as Lender may direct in writing and (ii) Fifty Thousand Dollars ($50,000) to Sunbelt Business Brokers, 2300 West Sahara Avenue, Las Vegas, Nevada 89102.

3. Acceleration. Any outstanding Principal and Interest shall immediately become due and payable by written notice to the Borrower from the Lender in the event that (i) Borrower defaults in the payment of the Principal or accrued Interest as and when the same shall become due and payable, (ii) Borrower defaults under the terms of this Note or in a material manner under terms of the Purchase Agreement, which material default shall include but not be limited to the failure of Borrower to remove Lender from any personal guaranty as contemplated under Section 2.4(c) of the Purchase Agreement, (iii) Borrower loses its controlling interest in CMD Inc., a Nevada corporation (“CMD”) or CMD Finish Carpentry LLC, a Nevada limited liability company (“Finish”); (iv) the Borrower sells all or substantially all of its assets of CMD or Finish or Borrower merges with another entity in which Borrower or Holdings is not in control; or (v) any default under either of the leases as defined in the Purchase Agreement, provided, that such default under Section 3(i) or such event under Sections 3(iii) or 3(iv), or provided that such event under Sections 3(ii) (and the event, if curable, has not been cured), is continuing for a period of two (2) business days.

4. Application of Payments. The Payments shall be applied first to charges (including but not limited to Late Charges), costs and fees, then to accrued Interest and then to Principal.

5. Prepayment. Borrower, in its sole discretion, may elect to satisfy and discharge the Note in whole or in part at any time, without further premium or penalty. Any cash prepayments shall be applied first to charges (including but not limited to Late Charges), costs and fees, then to accrued Interest and the remainder to the Principal balance.

6. Subordination. All claims of the Lender to principal, interest and any other amounts at any time owed under this Note (collectively, “Junior Indebtedness”) are hereby expressly made subject, subordinate, and junior to all Senior Indebtedness (as defined below). No payments shall be due under this Note if an event of default exists under the Senior Indebtedness and in such case Lender shall not, directly or indirectly ask, demand, sue for, take or receive from Borrower, and Borrower shall not remit, make or pay, directly or indirectly, in each case by setoff or in any other manner (whether in cash, property, securities or other form), the whole or any part of any of the loan evidenced hereby, provided that prior to such event of default, payments shall continue to be due under this Note. Upon the request of the Borrower or any holder of Senior Indebtedness, the Lender shall confirm (in writing) the above subordination provisions and shall execute and deliver such additional subordination agreements as any holder of Senior Indebtedness may reasonably require consistent with the provisions set forth above. For purposes hereof, “Senior Indebtedness” means, the indebtedness under that certain Note Purchase Agreement, dated as of October 8, 2021, by and among Borrower, certain of its affiliates, Leonite Capital LLC, as administrative agent (in such capacity, (the “Agent”), and purchasers there under (“Purchasers”) (as amended the “Senior Debt”), all other indebtedness of the Borrower or 1847 Holdings LLC (“Holdings”) or their affiliates, whether outstanding on the date of the execution of this Note or thereafter created, to banks, insurance companies, other financial institutions, private equity funds, hedge funds or other similar funds, which shall all be subordinate to the Senior Indebtedness, provided, solely with respect to indebtedness created after the date of this Note, the instrument creating or evidencing such indebtedness provides that such indebtedness is to be senior in right of payment to this Note and the Lender and the holder of the Senior Indebtedness agree upon a Subordination Agreement which shall be reasonably agreed to between the Lender and the holder of the Senior Indebtedness. The foregoing shall be without prejudice to Purchasers right to request a Subordination Agreement from Lender which shall be reasonably agreed to between the Lender and the holder of the Senior Indebtedness. Senior Indebtedness shall also include indebtedness for taxes owed to federal or state agencies and other indebtedness that by operation of law has a right that is senior to the Junior Indebtedness. In furtherance of the foregoing, upon the occurrence of a bankruptcy proceeding, the Senior Indebtedness (and among Senior Indebtedness, the Senior Debt) shall be paid in full first and Lender shall not object to any motion or action by Agent and/or Purchasers or any other holder of senior Indebtedness. Any payment made by Borrower in violation of this Section 6 shall be held in trust by Lender for the benefit of Purchasers and other holders of senior Indebtedness, and shall be promptly delivered, in kind, to Purchasers, to the extent necessary to pay in full all Senior Indebtedness (first the Senior Debt) in accordance with its terms and after giving effect to any concurrent payment or distribution to Purchasers and/or applicable other holders of senior Indebtedness. Each holder of Senior Indebtedness, including but not limited to Agent and Purchasers shall be third party beneficiaries to this Section 6 with a vested interest (and the same shall not be modified in any way without their consent, in their respective sole and absolute discretion).

7. Late Charge and Default Interest.

(a) If any payment of Principal of Interest under this Note is past due by five (5) days or more, Lender will be entitled to collect, to the extent permitted by applicable law, a late charge in an amount equal to 7.5% of the payment due (the “Late Charge”).

(b) A default by Borrower (after the expiration of any applicable cure periods) shall cause the interest rate on all of the unpaid principal of this Note, with interest accrued thereon, and other sums due to increase to Fifteen percent (15.0%) per annum which default rate Borrower acknowledges is reasonable and shall be part of Lender’s liquidated damages and shall not be construed as a penalty and remain at Fifteen percent (15.0%) until the Borrower “cures” a default and brings the Loan current.

8. Notice of Default. If any payment is not received by the Lender within five (5) business days after the due date, the Lender or holder may provide Borrower with written notice specifying the amount of the nonpayment and a reasonable deadline for which the missed payment must be remitted, which reasonable period of time shall not exceed five (5) business days (a “Notice of Default”). Thereafter, if the default is not cured within such time period, the nonpayment shall be deemed an Event of Default if the payment is remitted to the Lender within the specified notice period.

9. Costs and Expenses. Borrower promises to pay all reasonable costs and expenses, including reasonable attorney’s fees, incurred in the reasonable collection and enforcement of this Note. The undersigned and all endorsers, guarantors and sureties of this Note and all other persons liable or to become liable on this Note severally waive presentment for payment, demand, notice of demand and of dishonor and non-payment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party, and agree to all renewals, extensions, modifications, partial payments, releases or substitutions of security, in whole or in part, with or without notice, before or after maturity.

10. Security. This Note is secured by a guaranty of Holdings, CMD and Finish,, a Stock Pledge Agreement executed by Holdings pledging the stock of Borrower, a Stock Pledge Agreement executed by Borrower pledging the stock of CMD, a Membership Pledge Agreement executed by Borrower pledging the membership interests in Finish, and a subordinated security interest of the assets of Borrower, , CMD and Finish pursuant to a security agreement to be entered into by the Borrower and the Lender, and the filing of UCC-1s, subject to the subordination provision contained in such security agreement and subject to any additional subordination agreements as any holder of Senior Indebtedness and Lender may reasonably agree upon.

11. Notice. Any notice to be given pursuant to this Note shall be deemed effective for all purposes when deposited in the U. S. Mail, postage prepaid, certified or registered, return receipt requested, addressed to the party to receive the notice at the address stated in this Note, or to such other address as the party may designate by written notice to the other, or when received on a facsimile machine in operation at such address. Notice given to any one Borrower shall constitute notice to each Borrower.

12. Attorneys’ Fees. If, in the opinion of Lender, it becomes necessary to employ counsel to collect or enforce this Note, the Borrowers agree to pay, to the extent permitted by law, all costs, charges, disbursements and reasonable attorney’s fees incurred by the Lender in collecting or enforcing this Note, whether or not suit or action is filed. Borrowers agree to pay all such costs, including but not limited to, all such costs and attorney fees as may be awarded in any bankruptcy, judicial case or civil action by the Trial Court or any Appellate Court in which the matter is heard, tried or decided. All such costs or expenses described herein shall be added to the principal balance of this Note and shall bear interest from the date such cost or expense is incurred by the Lender.

13. Waivers. Borrower and all endorsers and parties assuming the obligation hereof, and all others who may become liable for all or any part of this obligation are jointly and severally liable hereunder and waive presentment for payment, demand, protest and notice of protest, and of dishonor and non-payment of this Note, and expressly consent to any extension of the time of payment hereof, or of any installment hereof, to the release of any party liable for this obligation, any such extension or release to be made without in any way affecting or discharging this liability.

14. Surrender of Note. Upon full satisfaction and discharge of this Note, Lender shall surrender this Note at the principal address of Borrower for cancellation.

15. Amendments. No amendment, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective unless the same shall be in writing and signed and delivered by the Lender and Borrower. Any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

16. Governing Law. This Note shall be governed by and construed under the laws of the State of Nevada without regard to its principles of conflicts of laws.

17. DELIVERY. THIS NOTE HAS BEEN DELIVERED TO THE LENDER BY BORROWER AND ACCEPTED BY THE LENDER IN THE STATE OF NEVADA.

[Signature Page Follows]

Signature Page to the $1,050,000 Note dated December 16, 2024

BORROWER

1847 CMD Inc., a Delaware corporation

/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Executive Chairman

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